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CARPENTER TECHNOLOGY CORPORATION ANNOUNCES

CEO SUCCESSION PLAN

Wyomissing, Pa., (June 19, 2006) - Carpenter Technology Corporation (NYSE:CRS) announced today that during the normal course of CEO succession planning, Robert J. Torcolini, Chairman, President and Chief Executive Officer advised the Board of Directors of his desired time horizon for retirement.  Although no specific retirement date has been set, the Carpenter Board has formed a selection committee and will begin a search process for a successor.

KornFerry has been retained to assist with the search, which will evaluate both internal and external candidates.  Mr. Torcolini will remain Chairman, President and Chief Executive Officer until a successor is named and is in place.  The Board and Mr.

Torcolini are committed to assuring a smooth transition process and the precise timing of Mr. Torcolini's retirement will be determined as the transition progresses and by the needs of the company.

Mr. Torcolini, 55, has been with the company for 33 years and has served in his current role since 2003.

Carpenter Technology Corporation based in Wyomissing, PA, is a leading manufacturer and distributor of specialty alloys and engineered products.  For more information about Carpenter Technology Corporation, please visit the Company's website at www.cartech.com .